Exhibit 99.1

Investor Relations Contact:

Karen Fisher

DivX, Inc.

858-882-6415

kfisher@divxcorp.com

Media Contact:

Tom Huntington

DivX, Inc.

858-882-0672

thuntington@divxcorp.com

DivX, Inc. Reports First Quarter 2008 Financial Results

First Quarter Revenue Increased 24% Year-Over-Year

Company Raises Projected 2008 Non-GAAP EPS Guidance in the

Range of $0.52 to $0.58

SAN DIEGO, CA – May 5, 2008 — DivX, Inc. (NASDAQ:DIVX), a digital media company, today announced results for the first quarter ended March 31, 2008.

The Company reported revenue for the first quarter of $25.0 million, an increase of 24% compared to revenue of $20.2 million reported in the first quarter of last year.

“We continue to deliver profitable results while building what we believe is a strong foundation in key growth areas like DivX Connected, emerging products such as Blu-ray DVD players and digital TV’s, and content and services,” said Kevin Hell, Chief Executive Officer of DivX, Inc. “From the TV in the living room to mobile phones on the go, DivX is emerging as a bridge for consumers to find, enjoy, and share high-quality digital video from the Internet on any device from any manufacturer.”

GAAP net income in the first quarter of 2008 was approximately $2.5 million, or $0.07 per diluted share. DivX generated non-GAAP net income of $6.2 million, or $0.18 per diluted share. Non-GAAP net income excludes the following expenses: (1) non-cash share-based compensation of approximately $2.0 million ($1.2 million, or $0.03 per diluted share, net of related taxes); (2) Stage6 operating and related accruals of approximately $3.3 million ($2.0 million, or $0.06 per diluted share, net of related taxes); (3) asset impairment charges of approximately $1.0 million ($600,000, or $0.02 per diluted share, net of related taxes); and (4) amortization of purchased intangible assets related to MainConcept of approximately $500,000 ($300,000, or $0.01 per diluted share, net of related taxes). Non-GAAP net income also excludes the positive impact of foreign currency exchange related to the Euro-based intercompany loan of approximately $500,000 ($300,000, or a $0.01 gain per diluted share, net of related taxes).

	Q1 Actual	Q1 ‘08 Guidance (Provided on March 11, 2008)
Revenue (in millions)	$25.0	$24.5 -$25.5
GAAP earnings per share	$0.07	($0.01) - $0.01
Adjustments:
Non-cash share-based compensation expense, net of income taxes	$0.03	$0.04
Stage6 related expenses, net of income taxes	$0.06	$0.07
Impairment of intangible asset, net of income taxes	$0.02	$0.02
Amortization of purchased Intangibles, net of income taxes	$0.01	$0.01
FX (gain) / loss on intercompany loan, net of income taxes	($0.01)	—

DivX non-GAAP earnings per share, diluted	$0.18	$0.13 - $0.15

“DivX delivered a solid quarter,” said Dan Halvorson, Chief Financial Officer. “We posted strong earnings growth which generated approximately $5.0 million in EBITDA which resulted in a 33% operating income. Our balance sheet is sound with approximately $132 million in cash and investments or $4.00 per share. Additionally, we repurchased approximately 1.4 million shares during the quarter and a total of 2.5 million shares to date which we believe will deliver incremental value to our shareholders.”

Q2 and 2008 Outlook

The following table summarizes the Company’s financial guidance for the second quarter and the full 2008 fiscal year. These estimates are based on the Company’s current business outlook as of the date of this press release and are based on:

1.	A projected effective tax rate of 40% for the full 2008 fiscal year which is dependent on the effective tax rates in various domestic and foreign jurisdictions;

2.	Anticipated non-cash share-based compensation of approximately $2.5 million ($1.5 million, or $0.04 per diluted share, net of related taxes) for the second quarter, and approximately $9.5 million ($5.7 million, or $0.16 per diluted share, net of related taxes) for the full 2008 fiscal year;

3.	Stage6 operating and related accruals of approximately $3.3 million ($2.0 million, or $0.06 per diluted share, net of related taxes) for the full 2008 fiscal year which were incurred during the first quarter;

4.	Impairment of acquired intangible assets attributable to the write-off of additional milestones related to Veatros of approximately $300,000 ($180,000, or $0.01 per diluted share, net of related taxes) for the second quarter, and approximately $1.3 million ($800,000 or $0.03 per diluted share, net of related taxes) for the full 2008 fiscal year;

5.	Amortization of purchased intangible assets related to MainConcept of approximately $500,000 ($300,000, or $0.01 per diluted share, net of related taxes) for the second quarter, and approximately $2.2 million ($1.3 million, or $0.04 per diluted share, net of related taxes) for the full 2008 fiscal year;

6.	Foreign currency exchange impact on the Euro-based intercompany loan between MainConcept and DivX of approximately $500,000 ($300,000, or $0.01 gain per diluted share, net of income taxes) for the full 2008 fiscal year which was recognized during the first quarter;

7.	Expected revenue for technology licensing of approximately 75% to 85% of total revenue for the balance of the 2008 fiscal year; media and distribution services will be in the range of 15% and 25% of total revenue for the balance of the 2008 fiscal year.

	Q2 Guidance	Updated FY '08 Guidance		FY '08 Guidance (Provided on March 11, 2008)
Revenue (in millions)	$20.5 - $21.5	$95 - $100		$95 - $100
GAAP earnings per share	$0.03 - $0.05	$0.24 - $0.30		$0.14 - $0.22
Adjustments:
Non-cash share-based compensation expense, net of income taxes	$0.04	$0.16		$0.16
Stage6 related expenses, net of income taxes	—	$0.06		$0.07
Impairment of intangible asset, net of income taxes	$0.01	$0.03		$0.03
Amortization of purchased Intangibles, net of income taxes	$0.01	$0.04		$0.04
FX (gain) / loss on intercompany loan, net of income taxes	—	$(0.01	)(a)	—

DivX non-GAAP earnings per share, diluted	$0.09 - $0.11	$0.52 - $0.58		$0.44 - $0.52

(a)	No further impact is assumed for Euro FX fluctuation at this time.

Quarterly Conference Call

DivX, Inc. will discuss its first quarter results via teleconference at 4:30 p.m. ET or 1:30 p.m. PT today, May 5, 2008. To access the call, please dial (877) 604-9674, or outside the U.S. (719) 325-4855, at least five minutes prior to the start time. A live webcast and replay will also be available at http://investors.divx.com. An audio replay of today’s conference call will be available from 7:30 p.m. ET or 4:30 p.m. PT on May 5, 2008 until midnight May 12, 2008 by dialing (888) 203-1112 or (719) 457-0820 with the replay passcode 4439731.

About DivX

DivX, Inc. is a digital media company that enables consumers to enjoy a high-quality video experience across any kind of device. DivX creates, distributes and licenses digital video technologies that span the “three screens” comprising today’s consumer media environment — the PC, the television and mobile devices. Over 100 million DivX Certified® devices have shipped into the market from leading consumer electronics manufacturers. DivX also offers content providers and publishers a complete solution for the distribution of secure, high-quality digital video content. Driven by a globally recognized brand and a passionate community of hundreds of millions of consumers, DivX is simplifying the video experience to enable the digital home.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, the top-line growth and earnings potential of the core DivX business, the Company’s position in the digital media space, plans for expanding the Company’s core licensing business, expectations for DivX Connected™, plans for extending the Company’s content licensing partnerships, and anticipated financial results for the second quarter and full year 2008. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause DivX’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to: the risk that customer use of DivX technology may not grow as anticipated; the risk that anticipated market opportunities may not materialize at expected levels, or at all; the risk that the Company’s activities may not result in the growth of profitable revenue; the risk that the Company’s financial performance for the second quarter and full year 2008 may not meet expectations; risks and uncertainties related to the maintenance and strength of the DivX brand; DivX’s ability to penetrate existing and new markets; the effects of competition; DivX’s dependence on its licensees and partners; the effect of intellectual property rights claims; and other factors discussed in the “Risk Factors’ section of DivX’s annual report on Form 10-K filed with the SEC on March 17, 2008. All forward-looking statements are qualified in their entirety by this cautionary statement. DivX is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise, other than as required under applicable securities laws.

Non-GAAP Financial Measures; GAAP EPS

DivX has provided in this release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP net income and diluted earnings per share, which excludes non-cash share-based compensation expense, costs related to the operation of Stage6, asset impairment charges, amortization of purchased intangible assets and foreign currency impact on the Euro-based intercompany loan. This non-GAAP information is provided to enhance the reader’s overall understanding of the Company’s current financial performance and prospects for the future. Specifically, DivX believes this information provides useful comparative data by excluding non-cash share-based compensation expense, which is not consistent from period-to-period. Also, DivX believes that the exclusion of Stage6 expenses, asset impairment charges, amortization of purchased intangible assets and foreign currency impact on the Euro-based intercompany loan provides useful comparative data by reflecting DivX’s business operations in a manner that is consistent with expected future operations. Management has historically used non-GAAP net income and non-GAAP net income per share when evaluating operating performance because we believe the exclusion of the items described above provides an additional measure of our core operating results and facilitates comparisons of our core operating performance against prior periods and our business model objectives. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

The Company continues to evaluate the factors that might impact non-cash share-based compensation expense and accruals for income tax expense. The non-cash share-based compensation expense is expected to vary depending on the number of new grants issued to both current and new employees, and changes in the Company’s stock price, stock market volatility, expected option life, and risk-free interest rates (all of which are difficult to estimate). In addition, the factors that impact the Company’s deferred tax assets are expected to vary from period-to-period, also making the Company’s effective tax rate difficult to estimate.

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DivX, Inc.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	March 31, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,082	$14,532
Short-term investments	90,371	126,503
Accounts receivable, net	15,423	10,397
Deferred tax assets, current	2,699	2,699
Prepaid expenses and other current assets	4,616	5,318

Total current assets	136,192	159,449
Property and equipment, net	5,192	5,402
Long-term investments	19,214	—
Deferred tax assets, long-term	5,354	5,354
Purchased intangible assets, net	14,870	14,261
Goodwill	12,628	11,000
Other assets	5,090	5,422

Total assets	$198,540	$200,888

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,721	$2,808
Accrued expenses	12,951	11,061
Deferred revenue	9,288	7,170

Total current liabilities	23,960	21,039
Long-term liabilities	3,778	4,409

Total liabilities	27,739	25,448
Stockholders’ equity	170,801	175,440

Total liabilities and stockholders’ equity	$198,540	$200,888

DivX, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Net revenues:
Technology licensing	$19,078	$16,702
Media and other distribution and services	5,944	3,516

Total net revenues	25,022	20,218
Cost of revenue:
Cost of technology licensing	1,036	848
Cost of media and other distribution and services (1)	172	261

Total cost of revenues	1,208	1,109

Gross margin	23,814	19,109
Operating expenses:
Selling, general and administrative (1) (2)	15,977	10,796
Product development (1) (2)	5,425	4,156
Impairment of acquired intangibles	1,000	—

Total operating expenses	22,402	14,952

Income from operations	1,412	4,157
Interest income (expense), net	1,657	1,903
Other income	517	—

Income before income taxes	3,586	6,060
Income tax provision	1,105	2,400

Net income	$2,481	$3,660

Basic net income per share	$0.07	$0.11

Diluted net income per share	$0.07	$0.10

Shares used to compute basic net income per share	34,696	33,151

Shares used to compute diluted net income per share	35,356	35,413

(1) Includes stock-based compensation as follows:

Cost of revenue	$—	$1
Selling, general and administrative	1,518	513
Product development	489	430

	2,007	944

(2) Includes Stage6 operating costs and related accruals as follows:

Selling, general and administrative	$3,103	$942
Product development	230	96

	$3,333	$1,038

DivX, Inc.

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS

(in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Net Income:
GAAP net income	$2,481	$3,660
Share-based compensation	2,007	944
Stage6 operating costs and related accruals	3,333	1,038
Impairment of acquired intangibles	1,000	—
Amortization of purchased intangible assets	527	—
Fx impact on intercompany loan	(465)	—
Income tax effects of pre-tax adjustments	(2,651)	(803)

Non-GAAP net income	$6,231	$4,839

Diluted earnings per share:
GAAP diluted earnings per share	$0.07	$0.10
Share-based compensation	0.06	0.03
Stage6 operating costs and related accruals	0.09	0.03
Impairment of acquired intangibles	0.03	—
Amortization of purchased intangible assets	0.01	—
Fx impact on intercompany loan	(0.01)
Income tax effects of pre-tax adjustments	(0.07)	(0.02)

Non-GAAP diluted earnings per share	$0.18	$0.14

Non-GAAP shares used to compute diluted net income per share	35,356	35,413

The following table sets forth the computation of Non- GAAP basic and diluted net income per share:

Numerator:
Net income	$6,231	$4,839
Denominator:
Weighted-average common shares outstanding (basic)	34,696	33,151

Weighted-average common shares outstanding (diluted)	35,356	35,413

Basic net income per share	$0.18	$0.15

Diluted net income per share	$0.18	$0.14

DivX, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW

(in thousands)

	Three Months Ended March 31,
	2008	2007
Net cash provided by operating activities	$4,070	$7,239
Net cash provided by (used in) investing activities	14,252	(47,183)
Net cash (used in) provided by financing activities	(9,818)	925
Effect of exchange rate changes on cash	46	—

Net increase (decrease) in cash and cash equivalents	8,550	(39,019)
Cash and cash equivalents at beginning of period	14,532	86,310

Cash and cash equivalents at end of period	$23,082	$47,291